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                                                             EXHIBIT 99.(a)(7)




 This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares.  The Offer is made solely by the Offer to Purchase dated April 17, 1997 (the "Offer to Purchase") and the related  Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares.  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.
         In those jurisdictions where securities, blue sky or other laws require the Offer to be made by the licensed broker or dealer, the
           Offer shall be deemed to be made on behalf of Purchaser by Credit
            Suisse First Boston Corporation ("Credit Suisse First Boston") or
             one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF
                                   ERO, INC.
                                       AT
                              $11.25 NET PER SHARE
                                       BY
                              HC ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              HEDSTROM CORPORATION

         HC Acquisition Corp., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Hedstrom Corporation, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of the common stock, $.01 par value per share (the "Shares"), of ERO, Inc., a Delaware corporation (the "Company"), at a purchase price of $11.25 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 17, 1997 and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer").

-------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 2, 1997, UNLESS THE OFFER IS EXTENDED.
===============================================================================

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 10, 1997, among Parent, Purchaser and the Company (the
"Merger Agreement").  The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent (the "Surviving Corporation").
In the Merger, each issued and outstanding Share (excluding Shares directly or indirectly owned by the Company, Parent, Purchaser or any other subsidiary of Parent and Shares owned by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares under Delaware law) will be converted at the effective time of the Merger (the "Effective Time") into the right to receive the per Share Amount actually paid in the Offer, in cash, without any interest thereon (the "Merger Consideration") less any required withholding (the "Merger Consideration").
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         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (A) DETERMINED
THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES (THE "STOCKHOLDERS"), (B) APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, SUCH APPROVAL CONSTITUTING APPROVAL CONSTITUTING APPROVAL THEREOF FOR PURPOSES OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW, AS AMENDED, AND FOR PURPOSES OF ARTICLE NINE OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AND (C) RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER, AND, IF REQUIRED, BOTH THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER BY THE STOCKHOLDERS.

         PARENT AND PURCHASER HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT WITH GOLDER, THOMA, CRESSEY FUND II LIMITED PARTNERSHIP (THE "SELLING
STOCKHOLDER"), PURSUANT TO WHICH, AMONG OTHER THINGS, THE SELLING STOCKHOLDER HAS AGREED TO VALIDLY TENDER AND NOT WITHDRAW (AND NOT TO WITHDRAW) PURSUANT TO AND IN ACCORDANCE WITH THE OFFER, APPROXIMATELY 33.6% OF THE OUTSTANDING SHARES (CALCULATED ON A FULLY DILUTED BASIS) AT THE OFFER PRICE.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) A NUMBER OF SHARES WHICH CONSTITUTES A MAJORITY OF THE SHARES OUTSTANDING, ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (B) THE DEBT FINANCING SOURCES OF PARENT AND ITS PARENT COMPANY, HEDSTROM HOLDINGS, INC. HAVING PROVIDED THE APPLICABLE DEBT FINANCING PURSUANT TO THEIR FINANCING COMMITMENTS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when Purchaser gives oral or written notice to IBJ Schroder Bank & Trust Company, as the Depositary (in such capacity, the "Depositary"), of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering Stockholders whose shares have theretofore been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase) and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees, and all other documents required by the Letter of Transmittal. Under no circumstances will interest on the Offer Price be paid by the Purchaser, regardless of any delay in making such payment.

         The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, June 2, 1997, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer. Purchaser also expressly reserves the right, subject to applicable laws (including applicable regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended), and to the terms of the Merger Agreement, at any time or from time to time, (i) to delay acceptance for payment of or payment for any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such delay in payment or termination to the Depositary, and (ii) to amend the Offer in any respect, by giving oral or written notice to the Depositary. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service (or a similar news service) or as otherwise may be required by law.





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         Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided below. Shares tendered pursuant to the Offer may be withdrawn any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser, may also be withdrawn at any time after June 16, 1997. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering Stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to form and validity (including time of receipt) of notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

         The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares by Purchaser.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expenses. Questions or request for assistance may be directed to the Information Agent or the Dealer Manger. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of shares pursuant to the Offer.

                    The information Agent for the Offer is:

                            Mackenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885





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                      The Dealer Manager for the Offer is:

                           Credit Suisse First Boston
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll-Free (888) 671-4243

April 17, 1997





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